ROYCE FOCUS TRUST, INC.

ARTICLES SUPPLEMENTARY

        Royce Focus Trust, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "SDAT"), that:

        FIRST: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the "MGCL"), the Corporation, by resolutions of its Board of Directors (the "Board of Directors") duly adopted at a meeting duly called and held, elected to become subject to Section 3-803 and Section 3-804(c)(3) of the MGCL.

        SECOND: The resolutions referred to above provide that, notwithstanding any provision in the charter or Bylaws of the Corporation to the contrary, the Corporation elects to be subject to (1) Section 3-803 of the MGCL, except with respect to directors elected separately by holders of preferred stock of the Corporation, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL, and (2) Section 3-804(c)(3) of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

        THIRD: The election to become subject to Section 3-803 and Section 3-804(c)(3) of the MGCL has been approved by the Board of Directors in the manner and by the vote required by law.

        FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested by its Secretary on this 31st day of January, 2003.

ATTEST:	ROYCE FOCUS TRUST, INC.

/s/ John E. Denneen	/s/ Charles M. Royce (SEAL)
John E. Denneen	Charles M. Royce
Secretary	President